                                                                  Exhibit (B)(1)

                                       [LOGO OF RHONE-POULENC S.A. APPEARS HERE]


                              RHONE-POULENC S.A.
                               (the "Borrower")
                                       *
                                (the "Lender")
                 FRF 2,500,000,000 SHORT TERM CREDIT FACILITY




                        SUMMARY OF TERMS AND CONDITIONS
                        -------------------------------

Borrower:                         RHONE-POULENC S.A ("RP").

Short Term Facility Amount:       FRF 2,500,000,000 or its equivalent in any
                                  freely available and convertible currency.

Short Term Facility Description:  A revolving credit facility ("the Short Term
                                  Facility") which shall be repaid and redrawn throughout its life. The Short Term Facility will be denominated in, but not limited to, French Francs and committed in, but not limited to, French Francs, or their equivalent in US Dollars, and may be used in other currencies on an as-available basis.

Short Term Facility Purpose:      bridge facility granted in conjunction with
                                  the acquisition of the shares of Rhone-Poulenc
                                  Rorer Inc not currently held by the Borrower in connection with a proposed tender offer to be made by the Borrower.

Lender:                           *


Final Maturity:                   30 June 1998.

Repayment Date                    The Short Term Facility will be repaid in
                                  instalments on the dates and in amount shown in the following table:

                                  (1) Repayment Dates         (2) Amounts (FRF)

                                  29 December 1997            1,030,000,000

                                  Final Maturity              1,470,000,000

Availability :                    Subject to 2 (two) business days' notice for
                                  French Francs and 3 (three) business days' notice for other currencies, the Borrower may draw Advances in minimum amounts of FRF
                                  100,000,000 and in integral multiples of FRF
                                  20,000,000 (or equivalents in other
                                  currencies) for periods of 1, 2, 3 or 6 months or such other periods of up to 12 months as the Lender may agree ("Advances").

                                  No more than 5 Advances shall be outstanding at any one time in a maximum of 4 currencies.

                                  Any drawing notice shall be received by the Lender from the Borrower by not later than
                                  10.00 a.m. (Paris time) for French francs and by not later than 10.00 a.m. (London time) for other currencies.

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997

Cancellation:                 Upon 10 business days' written notice the
                              Borrower may cancel without premium or penalty all or part of undrawn part of the Short Term
                              Facility in a minimum amount of FRF
                              100,000,000 and in integral multiples of FRF
                              20,000,000.

Prepayment:                   Prepayment of Advances shall be permitted in
                              cases of illegality and increased cost
                              (including the requirement for tax gross-ups).

Interest and Margin:          The Borrower will pay interest at PIBOR in the
                              case of French Francs and at LIBOR for any other relevant currency, plus 0.05% (Margin) p.a.

                              Interest will be payable at the end of each interest period and will be calculated on an actual/360 day basis (except for Advances in currency where the market calculates on a 365 day basis).

                              For interest periods greater than 6 months, interests will be paid after the end of every period of 6 months and on the latest day of such interest period.

                              Interest rates will be set by reference to Telerate page 3750/3740 (LIBOR) or page 20041 (PIBOR) or, if not available, by Reference Banks, as published 1 (one) Business Day (PIBOR) or 2 (two) Business Days (LIBOR) prior the date of an Advance.

                              LIBOR or PIBOR, as the case may be, will be replaced by any applicable rate in consequence of the introduction of the EURO currency after 1 January 1999.

Facility Fee                  The Borrower will pay a facility fee in French
                              Francs at a rate p.a. of 0.05% on the total amount (reduced and uncancelled) of the Short
                              Term Facility, calculated as of the date of signing on an actual/360 day basis and payable quarterly in arrears.

Conditions Precedent:         Shall comprise the following:

                              (A)  Constitutional documents of the Borrower;

                              (B)  Copies of all relevant Board resolutions;

                              (C)  Copies of all other consents and
                                   authorisations, together with
                                   certification of relevant signing
                                   authorities; and

                              (D)  Legal Opinion provided by the General
                                   Counsel of the Borrower.

Representations and           Representations and warranties to be made in
Warranties :                  respect of the Borrower at signing, and (i),
                              (ii), (iii), (iv), (v), (vii), (xii) and
                              (xiii) inclusive to be repeated at each
                              Advance date.

                              (i)    The Borrower is duly incorporated and
                                     validly existing;

                              (ii)   The Borrower has power to enter into
                                     and perform pursuant to the Short Term
                                     Facility Agreement and all necessary
                                     corporate actions relevant thereto have
                                     been taken;

                              (iii)  Obligations of the Borrower under the
                                     Short Term Facility Agreement will rank
                                     pari passu with other unsecured and
                                     unsubordinated obligations;

                          (iv) No encumbrance exists over present or future assets or revenues, except as expressly permitted or disclosed to the Lender (see below);

                          (v) Obligations under the Short Term Facility are legally valid, binding and enforceable;

                          (vi) Execution and performance of Short Term Facility Agreement will not be in conflict with or in breach of obligations in other agreements;

                          (vii) All necessary consents, licences, permits, etc. relevant to the Short Term Facility have been obtained and are in full force and effect;

                          (viii) Accuracy and fairness of 1996 audited financial statements (the "1996 Consolidated Financial Statements") to the best of the Borrower's knowledge and belief;

                          (ix) Between the 1996 Consolidated Financial Statements and the date of signing, there has been no adverse change in the financial condition of the Borrower which is material in the context of its operation taken as a whole which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Short Term Facility Agreement.

                          (x) No material litigation or other proceedings at the date of signing which is material in the context of its operation taken as a whole (to the best of the Borrower's knowledge and belief) which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Short Term Facility Agreement;

                          (xi) No stamp, registration or similar tax, (other than French "Timbres de Dimension") in connection with the execution, delivery, performance or enforcement of the Short Term Facility Agreement;

                          (xii) No proceedings pending or threatened for winding-up, dissolution or similar process;

                          (xiii)  No existing Event of Default.

Undertakings:             (A) Undertakings as to financial information:

                          (i) Delivery of the Borrower' consolidated financial statements as soon as available and in any event within 180 days of financial year-end, an English copy of which shall be delivered within 45 days thereafter.

                          (ii) Preparation of 1997 audited consolidated financial statements for Borrower the "1997 Consolidated Financial Statements") to reflect any changes that have occurred in accounting practices since the 1996 Consolidated Statements.

                          (iii) Provision of such other information as the Lender may reasonably request in order to access compliance with Borrower's obligations under the Short Term Facility.

                           (B) Financial covenant:

                           Ratio of Consolidated Indebtedness to Consolidated Net Worth (as such terms are defined below) not to exceed 1.

                           The Borrower shall ensure that this financial covenant is met as at 31st December of each year throughout the term of the Short Term Facility by reference to the 1996 Consolidated Financial Statements.

                           In the event of a breach in the performance of this requirement, the Lender shall be entitled to declare a Potential Termination Event under the Short Term Facility. In this event the Lender may (i) declare any undrawn portion of the Short Term Facility to be cancelled (and no further notice of drawing may be issued) and/or (ii) any drawn portion of the Short Term Facility to become due and payable prior to its maturity as a result of such a breach.

                           (C) Other usual undertakings including:

                           (i) Compliance with all relevant laws, permits, and licences material in the context of the Short Term Facility.

                           (ii) Pari passu status vis-a-vis all the Borrower' other unsecured and unsubordinated creditors.

                           (iii) To notify the Lender in writing of any Event of Default;

                           (iv) Negative Pledge: The Borrower shall not create or permit to be outstanding any encumbrance in respect of Financial Indebtedness unless the Lender give its consent, except encumbrances:

                                  - In connection with the purchase, maintenance
                                    or improvement of an asset, providing the amount of Financial Indebtedness secured remains confined to such asset or such improvements.

                                  - Created to secure Financial Indebtedness
                                    owing to EIB, FONDS INDUSTRIEL DE
                                    MODERNISATION, FONDS DE DEVELOPPEMENT
                                    ECONOMIQUE ET SOCIAL or any other
                                    governmental or EEC controlled financial institution which in its normal lending practice requires such Encumbrance.

                                  - Existing at a time when a corporation is
                                    merged into, consolidated with or acquired by the Borrower and not created in contemplation of such event.

                                  - Existing on any asset prior to the
                                    acquisition thereof by the Borrower and not created in contemplation of such acquisition.

                                  - Arising out of a refinancing of any
                                    indebtedness secured by encumbrance
                                    permitted above.

                                  - Arising after orders of attachment,
                                    distraint or similar legal process arising in connection with court proceedings so long as the claims secured are being contested in good faith.

                           - Created over assets held in trust by another
                             person, which assets are to be used by such other person solely for satisfying the Borrower's, scheduled payment obligations in respect of principal and/or interest in respect of any Financial Indebtedness of the Borrower, (the "Borrower's Obligations",) in circumstance where such other person has undertaken responsibility for the discharge of the Borrower's Obligations.

                           - Over a deposit made by the Borrower using the
                             proceeds of a Financial Indebtedness of the Borrower provided that (A) the depositary of such proceeds lends an amount at least equal to the amount of the deposit to a subsidiary of the Borrower and (B) that such loan has a maturity date which is not earlier that the date for repayment of such deposit.

                           - Over assets or receivables of the Borrower which
                             encumbrances have been given in connection with the refinancing of such assets or receivables and where the risks (except in relation to any credit enhancement provided by the Borrower in respect of such assets or receivables) relating to non-payment in respect of such assets or receivables are, as a result of such refinancing, not borne by the Borrower.

                           - Not in one of the above categories to secure
                             Financial Indebtedness as long as the amount of Financial Indebtedness secured thereby does not exceed 7,5% of Consolidated Net Worth.

                      (v) Borrower will pay all transfer, stamp or registration fees or similar taxes or charges which may become payable.

                     (vi) Borrower will maintain its corporate existence and its rights to carry on its operations.

Events of Default:   Events of Default shall comprise the following:

                     (A) failure of the Borrower to make any payment on the due date under the terms of the Short Term Facility, unless such failure occurs solely for administrative or technical reasons and the default is not remedied within 5 Business Days after the Lender has given a notice to the Borrower.

                     (B) Breach of other obligations which, where capable of remedy in the reasonable opinion of the Lender, remains unremedied for 20 Business Days after notice by the Lender of such default. (The breach referred to under Undertaking (B) above may give rise to a right
                          (x) to cancel the undrawn portion of the Short Term Facility and to refuse future drawings and/or (y) to declare any drawn portion of the Short Term Facility to become due and payable prior to its maturity).

                     (C) Any Financial Indebtedness of the Borrower exceeding FRF 150,000,000 (or equivalent) becomes due and payable before its stated maturity by way of a declared default after expiry of any applicable grace period, unless such default is contested in good faith by the Borrower by appropriate proceedings.

                     (D) Any representation or warranty of the Borrower is materially incorrect in any respect when made or repeated.

                     (E) Borrower is subject to an amicable settlement ("reglement amiable") under French law.

                     (F) Insolvency, bankruptcy, liquidation, dissolution, etc. of the Borrower except in the case of the liquidation or the dissolution where the terms have been approved by the Lender. This excludes a merger for arm's length consideration within the Borrower's group.

                     (G) A moratorium or restructuring is made or declared in respect of all or any indebtedness of Borrower whereby the assets are submitted to the control of its creditors.

                     (H) Appointment of an administrator, receiver in respect of the Borrower.

                     (I) Borrower is declared insolvent or declares in writing that it is unable to pay its debts as and when they are due.

                     (J) It becomes unlawful for the Borrower to comply with its obligations under the Short Term Facility.

Documentation:       French language.

                     Documentation will also include other customary provisions for a transaction of this type including, inter alia, Changes in circumstances, illegality, market disruption and increased costs.

Taxation:            All payments of principal, interest and fees will be made
                     free and clear of all present and future taxes, levies, duties or other deductions of any nature whatsoever, levied either now or at any future time.

Key definitions:     Financial Indebtedness shall mean:

                     (i)     Any indebtedness for monies borrowed;

                     (ii) Any indebtedness (actual or contingent) under a guarantee, security, indemnity or other commitment designed to protect any creditor against loss in respect of any financial indebtedness of any third party;

                     (iii)   Any indebtedness under any acceptance credit;

                     (iv) Any indebtedness under any debenture, note, bill of exchange, bonds, commercial paper, certificate of deposit or similar instrument on which either of the Borrower is liable;

                     (v) Any indebtedness for money owing in respect of any interest swap, or currency swap, such indebtedness to be measured on a mark-to-market basis at the relevant time and to include, vis-a-vis any particular counterparty, application of the relevant ISDA netting procedures;

                     (vi) Any payment obligations under any lease entered into for the purpose of obtaining or raising finance.

                     Material Adverse Change shall mean any event on the assets or financial condition of the RP Group taken as a whole having a material adverse effect in the reasonable opinion of the Lender on the ability of the Borrower to perform in a timely manner all or any of its payment obligations under the Short Term Facility Agreement.

                     Consolidated Indebtedness shall mean the difference between
                     (i) the sum of Long Term Debt (26,941) (including Participating Loans), Bank Overdrafts (2,991), Current Portion of Long Term Debt (2,624) and Short Term Borrowings (6,673) and (ii) the sum of Cash (1,040), Short Term Deposits (3,100) and Marketable Securities (1,321) as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP included in the annual financial statements most recently delivered by RP to the Lender.

                     Consolidated Net Worth shall mean the difference between
                     (i) Total Liabilities and Total Stockholders Equity (141,848) and (ii) the sum of Total Current Liabilities (39,245), Long Term Debt (including Participating Loans) (26,941), Other Long Term Liabilities (17,610) and Mandatorily Redeemable Partnership Interest (2,429) as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of RP and its subsidiaries included in the annual financial statements most recently delivered by RP to the Lender.

Governing Law -
Jurisdiction         The Short Term Facility Agreement will be governed by
                     French law. Any dispute arising from this Agreement shall be submitted to the Courts of Paris.

Validity of Terms    October 31, 1997.
and Conditions:

                     The commitment of the Borrower is subject to the realisation of the acquisition of the shares of Rhone-Poulenc Rorer Inc not currently held by the Borrower.

                     Please signify your acceptance of the terms and conditions set out above by signing and returning a copy of this Summary of Terms and Conditions.


for and on behalf    Date: August 6, 1997.
of RHONE-POULENC S.A.



                     /s/ Michel DELRUE
                     --------------------------------
                     Michel DELRUE
                     Directeur des Services Financiers


for and on behalf    Date: August 6, 1997.
of *





                     ..............
                     *

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* Request for Confidential Treatment filed by Purchaser on August 22, 1997